Exhibit 1
STOCK EXCHANGE NOTIFICATION
October 15, 2009
TONE LUNDE BAKKER IS APPOINTED NEW BOARD MEMBER OF EKSPORTFINANS ASA
Regional Director of Fokus Bank Tone Lunde Bakker is appointed new member of Eksportfinans’ Board of Directors. She succeeds Thomas F. Borgen, formerly CEO of Fokus Bank.
Thomas F. Borgen has been appointed a group management position in Danske Bank and is thus withdrawing from Eksportfinans’ Board of Directors.
The Board of Eksportfinans now consists of Chair person Geir Bergvoll, DnB NOR Bank ASA, Deputy chair person Carl Erik Steen, Nordea Bank Norge ASA, Live Haukvik Aker, Considium as, Tor Bergstrøm, AWilhelmsen, Marianne Heien Blystad, Ro Sommersnes Advokatfirmaet DA, Tone Lunde Bakker, Fokus Bank, Bodil P. Hollingsæter, Sparebanken Møre and Tor Østbø, Eksportfinans.

For further information, please contact:
President and CEO Gisele Marchand, tel: +47 22 01 22 01, e-mail: gma@eksportfinans.no
Head of and Communications Elise Lindbæk, tel: +47 22 01 22 64, e-mail: el@eksportfinans.no
Eksportfinans is the Norwegian institute for the financing of exports - the banks’ and the Norwegian state’s joint institution for developing and offering competitive, long-term financing services to the export sector. For further information, go to the website www.eksportfinans.no.

Exhibit Index is on page 3